Exhibit 2.1

PLAN AND AGREEMENT OF REORGANIZATION

AMONG

PORT OF CALL ONLINE, INC.

AND

PUREBASE, INC.

AND

CERTAIN STOCKHOLDERS OF

PUREBASE, INC.

DATED DECEMBER 23, 2014

PLAN AND AGREEMENT OF REORGANIZATION

This Plan and Agreement of Reorganization (“Agreement”) is entered into on this 23rd day of December 2014 by and between PORT OF CALL ONLINE, INC., a Nevada corporation (“POCO”), and PUREBASE, INC., a Nevada corporation (“PUREBASE”), and those persons listed in Exhibit A hereto, being stockholders of PUREBASE who together hold Ninety Five percent (95%) of the outstanding stock of PUREBASE as of the date this Agreement is executed.

RECITALS

A.           The Board of Directors of POCO and stockholders owning a majority of the outstanding shares of PUREBASE believe it is in the best interests of each entity and their respective stockholders for POCO to acquire PUREBASE through a statutory reorganization (the “Reorganization”) and, in furtherance thereof, have approved the reorganization.

B.           Pursuant to the Reorganization, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of PUREBASE shall be exchanged for shares of POCO common stock and all outstanding options, warrants or other rights to acquire or receive shares of PUREBASE shall be exchanged for the right to receive shares of Common Stock of POCO.

C.           POCO and its Directors, Scott Dockter and Calvin Lim and PUREBASE desire to make certain representations and warranties and other agreements in connection with the Reorganization.

NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

SECTION I
THE REORGANIZATION

1.1
Exchange of PUREBASE Capital Stock.  As of the Closing Date, PUREBASE has issued 45,817,802 shares of its common stock (the “PUREBASE Capital Stock”). All stockholders of PUREBASE  listed on Exhibit A (the “PUREBASE Stockholders”), as of the date of Closing as such term is defined in Section II herein (the “Closing” or the “Closing Date”), shall transfer, assign, convey and deliver to POCO on the Closing Date, certificates representing over Ninety Five percent (95.5%) of the PUREBASE Capital Stock or such lesser percentage as shall be acceptable to POCO, but in no event less than ninety-five percent (95%) of the  PUREBASE Capital Stock.  The transfer of the PUREBASE Capital Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the PUREBASE Stockholders and POCO shall have otherwise agreed in writing.

1.2
Issuance of POCO Exchange Stock to PUREBASE Stockholders.  As consideration for the transfer, assignment, conveyance and delivery of the PUREBASE Capital Stock hereunder, POCO shall, at the Closing, issue to the PUREBASE Stockholders, pro rata in accordance with each Stockholder’s percentage ownership of PUREBASE immediately prior to the Closing, certificates representing an aggregate of Forty Five Million Eight Hundred and Seventeen Thousand Eight Hundred and Two (45,817,802) shares of POCO common stock (the “POCO Exchange Stock”).  The “Exchange Ratio” shall be one-to-one (1-for-1) whereby one (1) share of POCO Stock will be exchanged for one (1) share of PUREBASE Capital Stock.  The parties intend that the POCO Exchange Shares being issued will be used to acquire all outstanding PUREBASE Capital Stock.  The transfer of PUREBASE Capital Stock and the issuance of POCO Exchange Stock described in this Agreement shall be referred to as the “Exchange Transaction”.

1.3	PUREBASE Stock Options. PUREBASE will have no outstanding options, warrants or any other right to purchase PUREBASE’s common stock on the Closing Date.

1.4
POCO Exchange Stock to be Free and Clear of Encumbrances.  The issuance of the POCO Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the PUREBASE Stockholders and POCO shall have otherwise agreed in writing.  As provided herein, and immediately after the Closing, POCO shall have issued and outstanding: (i) not more than 70,217,802 shares of Common Stock of which 6,000,000 shall be freely tradable; and (ii) shall have no preferred stock issued and outstanding.

1.5
POCO Exchange Stock to be Restricted.  None of the POCO Exchange Stock issued to the PUREBASE Stockholders, nor any of the PUREBASE Capital Stock transferred to POCO hereunder shall, at the time of Closing, be registered under U.S. securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered “restricted stock” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “1933 Act”).  All of the issued POCO Exchange Stock shall bear a legend worded substantially as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and are ‘restricted securities’ as that term is defined in Rule 144 under the Act.  The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.”

The respective transfer agents of POCO and PUREBASE shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above.  There shall be no requirement that POCO register the POCO Exchange Stock under the 1933 Act, nor shall PUREBASE or the PUREBASE Stockholders be required to register any PUREBASE Capital Stock under the 1933 Act.

1.6
Effect of Reorganization.  Upon the consummation of the Exchange Transaction and the issuance and transfer of the POCO Exchange Stock as set forth above, PUREBASE Stockholders listed in Exhibit A will hold approximately sixty-two percent (62%) of the then-outstanding common stock of POCO representing a controlling interest in POCO.  The Exchange Transaction will result in PUREBASE becoming a wholly-owned subsidiary of POCO.

1.7
Tax and Accounting Consequences.  The Reorganization contemplated by this Agreement is intended to constitute an exchange as contemplated by the provisions of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).  Each party has consulted its own tax advisors with respect to the tax consequences of the Reorganization.

SECTION II
CLOSING

2.1
Closing of Transaction.  Subject to the fulfillment or waiver of the conditions precedent set forth in Section X herein below, the Closing shall take place at the offices of Barnett & Linn, 1478 Stone Point Drive. Ste. 400, Roseville, CA 95661, or at such other time or place as PUREBASE Stockholders and POCO may mutually agree in writing.

2.2
Closing Date.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”  The Closing Date of the Reorganization shall take place on the date that PUREBASE Stockholders owning at least 95% of the outstanding shares of PUREBASE agree to exchange their PUREBASE Shares for POCO Exchange Stock. As of the date of execution of this Agreement, PUREBASE Stockholders owning at least 95% of the outstanding shares of PUREBASE have agreed to exchange their PUREBASE Shares for POCO Exchange Stock, making the date of Execution of this Agreement the Closing Date. The Closing Date may be extended to such later date upon which the PUREBASE Stockholders and POCO may mutually agree in writing.

2.3	Deliveries at Closing.

(a)	The PUREBASE Stockholders shall deliver or cause to be delivered to POCO at Closing:

(1)	certificates representing all shares, or an amount of shares acceptable to POCO, of the PUREBASE Capital Stock as described in Section 1.1, each endorsed in blank by the registered owner;

(2)	an agreement from each PUREBASE Stockholder surrendering his or her shares and agreeing to a restriction on the transfer of the POCO Exchange Stock as described in Section 1.5 hereof;

(3)	a copy of a consent of PUREBASE’s Board of Directors authorizing PUREBASE to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

(4)	an opinion of Linn Law Corp., counsel to PUREBASE, dated the Closing Date, in a form deemed acceptable by POCO and its counsel;

(5)	Articles of Incorporation and Bylaws of PUREBASE certified as of the Closing Date by the CEO and Secretary of PUREBASE;

(6)	a copy of a Certificate of Good Standing for PUREBASE issued not more than fifteen (15) days prior to Closing by the Nevada Secretary of State;

(7)	such other documents, instruments or certificates as shall be reasonably requested by POCO or its counsel.

(b)	POCO shall deliver or cause to be delivered to PUREBASE Stockholders at Closing:

(1)	a copy of a consent of POCO’s Board of Directors authorizing POCO to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit C;

(2)	a copy of a Certificate of Good Standing for POCO issued not more than fifteen (15) days prior to Closing by the Nevada Secretary of State;

(3)	all of POCO’s corporate records;

(4)	executed bank forms for POCO bank accounts reflecting (i) a change in management and signatories to said bank accounts or (ii) the closure of said bank accounts;

(5)
stock certificate(s) or a computer listing from POCO’s transfer agent representing the POCO Exchange Stock to be newly issued by POCO under this Agreement, which certificates shall be in the names of the appropriate PUREBASE Stockholders, each in the appropriate denomination as set forth in Exhibit A;

(6)	verification from the POCO stock transfer agent that as of the Closing Date POCO had 24,400,000 shares of common stock outstanding owned by eight (8) stockholders;

(7)	an opinion of Michael Kessler, counsel to POCO, dated the Closing Date, in a form deemed acceptable by PUREBASE and its counsel;

(8)	Articles of Incorporation and Bylaws of POCO certified as of the Closing Date by the President and Secretary of POCO; and

(9)	such other documents, instruments or certificates as shall be reasonably requested by PUREBASE or its counsel.

2.4           Filings; Cooperation.

(a)
On the Closing Date, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in Section X below;

(b)
On and after the Closing Date, POCO, PUREBASE and the PUREBASE Stockholders shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

SECTION III
REPRESENTATIONS AND WARRANTIES BY PUREBASE AND
CERTAIN STOCKHOLDERS

Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to POCO), PUREBASE and the PUREBASE Stockholders represent and warrant to POCO as follows:

3.1
Organization and Good Standing of PUREBASE.  The Articles of Incorporation of PUREBASE and all Amendments thereto as presently in effect, and the Bylaws of PUREBASE as presently in effect, certified by the CEO of PUREBASE, have been delivered to POCO and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

3.2
Capitalization.  PUREBASE’s authorized capital stock is 75,000,000 par value $0.001 shares of Common Stock (defined as “PUREBASE Common Stock”), of which 45,817,802 shares are issued and outstanding prior to the Closing Date, and held of record by eighty (80) persons, with the names of record and in the amounts set forth in Exhibit A.  All of such outstanding shares are validly issued, fully paid and non-assessable.  There are no outstanding options and warrants to purchase 162,802 shares of PUREBASE Common Stock at $6.00 per share which PUREBASE has reserved for future issuance.  All securities issued by PUREBASE as of the date of this Agreement have been issued in compliance with Nevada law.  There are no other equity securities or convertible debt obligations of PUREBASE authorized, issued or outstanding.

3.3
Subsidiaries.  PUREBASE does not have and has never had any subsidiaries or affiliated companies and has no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind.

3.4
No Conflict.  The execution and delivery of this Agreement by PUREBASE does not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws of PUREBASE or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PUREBASE or its properties or assets.

3.5
Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict) is required by or with respect to PUREBASE in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.6
Financial Statements.  PUREBASE will deliver to POCO, at Closing, a copy of PUREBASE’s audited financial statements for the period ended November 30, 2014. Other than changes in the usual and ordinary conduct of the business since November 30, 2014, there have been and, at the Closing Date, there will be no material adverse changes in such financial statements.

3.7
Absence of Undisclosed Liabilities.  Save as disclosed, PUREBASE has no liabilities, indebtedness, obligations or commitments which are not adequately reflected or reserved against in the PUREBASE financial statements or otherwise reflected in this Agreement and PUREBASE shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after November 30, 2014 and would be individually or in the aggregate, material to the results of operations or financial condition of PUREBASE as of the Closing Date.

3.8	Absence of Certain Changes. Since November 30, 2014,

(a)	PUREBASE has not entered into any material transaction;

(b)
there has been no change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of PUREBASE, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

(c)
there has been no damage to, destruction of or loss of any of the properties or assets of PUREBASE (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of PUREBASE;

(d)
PUREBASE has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options or rights to purchase shares of its stock;

(e)	there has been no material change, except in the ordinary course of business, in the contingent obligations of PUREBASE by way of guaranty, endorsement, indemnity, warranty, commitment or otherwise;

(f)	there are no loans made by PUREBASE to its employees, officers or directors outstanding of the date of this Agreement;

(g)	there has been no waiver or compromise by PUREBASE of a valuable right or of a material debt owed to it;

(h)	a total of $276,000 of consulting fees were paid to PUREBASE's officers and entities owned by PUREBASE's Directors;

(i)	there has been no labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(j)
there has been no notice of any claim of ownership by a third party of PUREBASE’s Staked Claims Property Rights (as defined in Section 3.13 below) or of infringement by PUREBASE of any third party’s Staked Claims Property Rights;

(k)
no issuance or sale by PUREBASE of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities except as set forth in §3.8(b) above;

(l)	except as noted, there has been no agreement or commitment by PUREBASE to do or perform any of the acts described in this Section 3.8; and

(m)
there has been no other event or condition of any character which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of PUREBASE or to impair materially the ability of PUREBASE to conduct the business now being conducted.

3.9
Litigation.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against PUREBASE or its properties.  Except as set forth in Schedule 3.9, there are no actions, suits or proceedings pending, or, to the knowledge of PUREBASE, threatened against or affecting PUREBASE or its business, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of PUREBASE which might result in any material adverse change in the operations or financial condition of PUREBASE, or which might prevent or materially impede the consummation of the transactions under this Agreement.

3.10
Compliance with Laws.  The operations and affairs of PUREBASE do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of PUREBASE.

3.11
Employment Matters.  Except as set forth in Schedule 3.11, there are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between PUREBASE and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between PUREBASE on the one hand, and any current or former directors, officers or employees of PUREBASE on the other hand.  PUREBASE has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees and there exists no liability for any arrears of wages or any taxes or penalties on wages.  PUREBASE is not involved in or, to PUREBASE’s knowledge, threatened with any labor dispute, grievance or litigation relating to labor, safety, disability or discrimination matters involving any Employee.

3.12	Assets. All of the assets reflected on the November 30, 2014, PUREBASE Financial Statements or acquired and held subsequent to November 30, 2014, will be owned by PUREBASE on the Closing Date.

3.13	Staked Claims Property Rights

(a)
“Staked Claims Property Rights” refer to the 50 claims that have been staked on property owned by the U.S. Bureau of Land Management (“BLM”) and controlled by the lessor. Property rights can be created by staking of claims which is permitted on U.S. Government property; however such claims must be filed with the BLM and any significant drilling or development activity will be subject to the review and approval of the BLM and the California Environmental Protection Agency (“CEPA”).

(b)
Schedule 3.13 lists all Staked Claims Property Rights owned by, leased by, or applied for, by or on behalf of PUREBASE (the “Purebase Staked Claims Property Rights”) and lists any proceedings or actions before any court or tribunal (including the BLM or CEPA) related to any of the PUREBASE Property Rights;

(c)
Each of the Purebase Staked Claims Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such PUREBASE Staked Claims Property Rights have been paid and all necessary documents and certificates in connection with such Purebase Staked Claims Property Rights have been filed with the relevant authorities in the United States and Nevada, as the case may be;

(d)	PUREBASE has no knowledge of any facts or circumstances that would render any of the Purebase Staked Claims Property Rights invalid or unenforceable;

(e)
Each item of the Purebase Staked Claims Property Rights is free and clear of any Liens except for those listed in Schedule 3.13. PUREBASE is the exclusive holder of all mineral exploration rights referred to in Schedule 3.13;

(f)	PUREBASE has taken all steps that are reasonably required to protect its Purebase Staked Claims Property Rights;

(g)
To the knowledge of PUREBASE, there are no contracts, licenses or agreements between PUREBASE and any other person with respect to Purebase Staked Claims Property Rights under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by PUREBASE thereunder;

(h)	To the best of PUREBASE’s knowledge, no person is using, infringing or misappropriating any Purebase Staked Claims Property Right; and

(i)
Neither this Agreement nor the transactions contemplated by this Agreement, by operation of law or otherwise, of any contracts or agreements to which PUREBASE is a party, will result in (i) either POCO’s or PUREBASE’s granting to any third party any right to or with respect to any Purebase Staked Claims Property Rights owned by, or leased to, either of them, (ii) either POCO or PUREBASE being bound by, or subject to, any non-compete, non-solicitation or other restriction on the operation or scope of their respective businesses, or (iii) either POCO or PUREBASE being obligated to pay any royalties or other amounts to any third party in excess of those payable by POCO or PUREBASE, respectively, prior to the Closing.

3.14
Agreements, Contracts and Commitments.  PUREBASE has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, license or commitment to which it is a party, by which it benefits or by which it is bound (any such agreement, contract, license or commitment referred to as a “Contract”), nor is PUREBASE aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both.  Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 3.14, is not subject to any default thereunder by any party obligated to PUREBASE pursuant thereto.

3.15
Tax Matters.  All federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of PUREBASE have been timely filed.  Since its formation, PUREBASE has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business.

3.16
Operating Authorities.  PUREBASE has all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals (“Permits”) required to conduct its business as presently conducted or as planned.  Such Permits, if any, are set forth on Schedule 3.16.  Since PUREBASE’s inception, there has not been any notice or adverse development regarding such Permits; such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit.

3.17
Continuation of Key Management.  All key management personnel of PUREBASE intend to continue their employment or consultancy arrangement with PUREBASE after the Closing.  For purposes of this Section 3.17, “key management personnel” shall include A. Scott Dockter and Kevin Wright.

3.18
Books and Records.  The books and records of PUREBASE are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving PUREBASE which properly should have been set forth therein and which have not been accurately so set forth.

3.19
Authority to Execute Agreement.  The Board of Directors of PUREBASE, has duly authorized the execution and delivery by PUREBASE of this Agreement.  PUREBASE has the power and authority to execute and deliver this Agreement and to take all other actions required to be taken by it pursuant to the provisions hereof. PUREBASE has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement.  This Agreement is valid and binding upon PUREBASE and those Stockholders listed in Exhibit A hereto in accordance with its terms.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of PUREBASE, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to PUREBASE.

3.20
Finder’s Fees.  PUREBASE and the PUREBASE Stockholders are not, and on the Closing Date will not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

3.21
Compliance with Environmental Laws.  PUREBASE is: (i) in compliance with all environmental laws applicable to its activities including those relating to emissions, discharges and releases of hazardous materials into land, soil, ambient air, water and the atmosphere and (ii) is in compliance with all environmental and mining laws applicable to the exploration, extraction, treatment, storage, transportation, and disposal of hazardous materials at its exploration property sites.

3.22	Compliance with Health and Safety Laws. PUREBASE is in compliance with all health and safety laws applicable to its business.

3.23	PUREBASE Stockholders Representations.

(a)	PUREBASE Stockholders are the registered and beneficial owners of the PUREBASE Capital Stock which are validly issued and free and clear of all liens, charges and encumbrances;

(b)
PUREBASE Stockholders have good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal title and beneficial ownership of the PUREBASE Capital Stock to POCO;

(c)
no person, firm or corporation has any written or verbal agreement or option, understanding or commitment or any right or privilege capable of becoming an agreement for the purchase of the Purebase Capital Stock; and

(d)	the PUREBASE Stockholders have no knowledge of any:

(i)	actions, suits, investigations or proceedings which could affect any of the shares of Purebase Capital Stock which are in progress, pending or threatened;

(ii)	outstanding judgments of any kind against any of the shares of Purebase Capital Stock; or

(iii)	occurrences or events which have, or might reasonably be expected to have, a material adverse effect on any of the shares of Purebase Capital Stock.

(e)
Each Investor understands that neither the offer nor the exchange of the Shares has been registered under the Federal Securities Act of 1933, in reliance upon an exemption therefrom for non-public offerings.  Each Investor understands that the Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available.  Each Investor further understands that no documents (other than as required by a state for a securities exemption from qualification or registration) have been filed with or reviewed by any state securities administrators because of the representations made to the POCO by the Investors as to the private or limited nature of the Exchange Transaction and financial status of the Investors.

(f)
Each Investor or the Investor’s Representative has sufficient knowledge, education and/or experience to understand and evaluate the Company’s proposed business and the investment opportunity being offered.

(g)
The Exchange Shares are being acquired solely for each Investor's own account for investment purposes only and not for the account of any other person and not for distribution, transfer or resale to others, and no other person has a direct or indirect beneficial interest in such POCO Exchange Shares and the Investor has not and will not subdivided the POCO Exchange Shares with any other person.

3.24
Disclosure.  At the date of this Agreement, PUREBASE and those PUREBASE Stockholders listed in Exhibit A have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of PUREBASE.  PUREBASE and such Stockholders have not now and will not have at the Closing Date, knowingly withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect PUREBASE’s business and prospects.  Neither this Agreement nor any certificate, exhibit, schedule or other written document or statement, furnished to POCO by PUREBASE and/or by such Stockholders in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

SECTION IV
REPRESENTATIONS AND WARRANTIES BY POCO

Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to PUREBASE), POCO and its Directors, Scott Dockter and Calvin Lam (individually) represent and warrant to PUREBASE and PUREBASE Stockholders as follows:

4.1
Organization and Good Standing.  POCO is currently a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted post-closing.  POCO is qualified to conduct business as a foreign corporation in California and no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of POCO to carry on its business as most recently conducted.  The Articles of Incorporation of POCO and all amendments thereto as presently in effect, certified by the Secretary of State of Nevada, and the Bylaws of POCO as presently in effect, certified by the President and Secretary of POCO, have been delivered to PUREBASE and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

4.2
Authority to Execute Agreement.  The Board of Directors of POCO, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by POCO of this Agreement and the POCO Exchange Stock, and has duly authorized each of the transactions hereby contemplated.  POCO has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof and has given such notice to or made such filing with or obtained such authorization, consent or approval of any government or governmental agency as necessary in order to consummate the transactions contemplated by this Agreement.  POCO has taken all the actions required by law, its Articles of Incorporation, as amended, its Bylaws, as amended, applicable Nevada law or otherwise to authorize the execution and delivery of the POCO Exchange Stock pursuant to the provisions hereof.  This Agreement is valid and binding upon POCO and enforceable in accordance with its terms.

4.3
Capitalization.  POCO’s authorized capital stock consists of 520,000,000 shares of $0.001 par value common stock ( “POCO Common Stock”), 24,400,000 of which have been issued and outstanding prior to Closing Date and up to 45,817,802 will be issued and outstanding on the Closing Date representing the POCO Exchange Stock held of record by approximately 88 Stockholders.  10,000,000 shares of Preferred Stock are authorized and none are issued or outstanding.  All authorized and/or outstanding options and warrants are set forth on Schedule 4.3.  Except as set forth in Schedule 4.3, no other equity securities or debt obligations (other than trade payables) of POCO are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the POCO Common Stock, and there will be no outstanding security of any kind convertible into POCO Common Stock.  The shares of POCO Common Stock are free and clear of all liens, charges, claims, pledges and encumbrances whatsoever of any kind or nature that would inhibit, prevent or otherwise interfere with the transactions contemplated hereby.  All of the outstanding POCO Common Stock are validly issued, fully paid and nonassessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of POCO Common Stock, except for 18,400,000 shares deemed to be restricted securities subject Rule 144 resale restrictions.

4.4
Issuance of POCO Exchange Stock.  All of the POCO Common Stock to be issued to or transferred to the PUREBASE Stockholders pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions relating to Rule 144 of the 1933 Act imposed by US corporate and securities regulations.

4.5	Shareholder Approval. POCO is not required to obtain any approval of the transaction set forth in this Agreement by its outstanding shares pursuant to the General Corporation Law of Nevada.

4.6
No Violation and Non-Contravention.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by POCO with any of the provisions hereof will:

(a)
violate or conflict with, or result in a breach of any provisions of, or constitute a default ( or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of POCO or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which POCO is a party, or by which it or its properties or assets may be bound or affected; or

(b)
violate any restriction of any government, governmental agency or court, order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to POCO or any of its properties or assets.

4.7
Subsidiaries.  POCO has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

4.8
SEC Documents; POCO Financial Statements.  POCO has furnished or made available to PUREBASE true and complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission (the “SEC”) since May 13, 2013, all in the form so filed (all of the foregoing being collectively referred to as the “SEC Documents”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act and/or the Securities Exchange Act of 1934 (the “Exchange Act”).  The financial statements of POCO, including the notes thereto, included in the SEC Documents (the “POCO Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of POCO at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

4.9
Litigation.  There are no actions, suits, proceedings, claims, arbitration or investigations pending, or as to which POCO has received any notice of assertion against POCO, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.  There are no actions, suits or proceedings threatened against or relating to POCO or its business and neither POCO or its respective directors or officers are being prosecuted for any criminal offense relating to its business, nor are any such prosecutions pending or threatened.

4.10
Contracts.  Except as set forth in Schedule 4.10, POCO is not a party to any contract of any nature whatsoever, nor is POCO a party to any written or oral commitment for capital expenditures.  POCO is not a party to, nor is it or its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements, any personal services agreements or any other agreements that require POCO to pay any money or deliver any assets or services.  POCO has paid all wages, salaries and compensation to all past or present employees, consultants and officers and to the best of its knowledge, there is no dispute relating to wages, benefits or any other compensation relating to any former or terminated employee, consultant or officer. POCO has in all material respects performed all obligations required to be performed by it to date and is not in default under any agreement or other documents to which it was a party.

4.11
Liabilities. Except as set forth in Schedule 4.11, POCO will have no debts or liabilities of any nature including in respect of any accounts payable or under any note, bond, debenture, mortgage, indenture, security arrangement, guaranty, or other instrument of indebtedness for borrowed money as of the Closing Date.

4.12
Finder’s Fees.  POCO is not, and on the Closing Date, will not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement for which PUREBASE could become liable or obligated.

4.13
Books and Records.  The books and records of POCO are complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects, all of the transactions therein described.  To the best of POCO’s knowledge, there have been no transactions involving POCO which properly should have been set forth therein and which have not been accurately so set forth.

4.14
Disclosure.  POCO has and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of POCO.  POCO has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect POCO’s business and prospects.  Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to PUREBASE or the PUREBASE Stockholders by POCO in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

4.15
Compliance with Law. The business of POCO has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a material adverse effect. POCO has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on POCO or its business.

4.16
Taxes. POCO has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been made for and are reflected in the financial statements of POCO for all current taxes and other charges to which POCO is subject and which are not currently due and payable. None of the federal income tax returns of POCO have been audited by the Internal Revenue Service. POCO has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against POCO for any period, nor of any basis for any such assessment, adjustment or contingency.

4.17
Material Agreements. POCO has not entered into any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, required to be filed with the SEC (the “Material Agreements”) and which has not been filed with the SEC. POCO has not received any notice of default under any Material Agreement. POCO is not in default under any Material Agreement now in effect.

4.18
DTC Status. POCO’s transfer agent is a participant in and the POCO Common Stock is or will be eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program. The name, address, telephone number, fax number, contact person and email of the transfer agent are set forth on Schedule 4.18 hereto.

4.19
Governmental Approvals. Except for the filing of any notice prior to or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, is or will be necessary for, or in connection with, the execution or delivery of the POCO Exchange Shares, or for the performance by POCO of its obligations under this Agreement.

4.20
Survival of Representations and Warranties.  All of the representations and warranties of POCO and its directors or PUREBASE and its Stockholders above shall survive the Closing hereunder and continue in full force and effect for a period of twelve (12) months thereafter.

4.21
Indemnification Provisions for Benefit of PUREBASE and PUREBASE Stockholders.  In the event that POCO and/or its Directors Mr. Dockter or Mr. Lim breach any of their representations, warranties and covenants contained herein, [and, subject to the applicable survival period pursuant to 4.20 above], provided that PUREBASE makes a written claim for indemnification against POCO or its Directors Mr. Dockter or Mr. Lim within such survival period, then POCO and its Directors Mr. Dockter and Mr. Lim agree to indemnify PUREBASE and hold it harmless from and against the entirety of all actions, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses that PUREBASE (or POCO post- closure of this Agreement) may suffer through and after the date of the claim for indemnification (“Adverse Consequences”) resulting from, arising out of, relating to the breach; provided, however, that

(a)
POCO and/or its Directors Mr. Dockter and Mr. Lim shall not have any obligation to indemnify PUREBASE from and against any Adverse Consequences resulting from, arising out of, or relating to the breach of any representation or warranty until PUREBASE has suffered Adverse Consequences by reason of all such breaches in excess of a Five Thousand Dollar ($5,000) aggregate deductible (after which point POCO and its Directors Mr. Dockter and Mr. Lim will be obligated only to indemnify PUREBASE from and against further such Adverse Consequences) and

SECTION V
ACCESS AND INFORMATION

5.1
As to PUREBASE. Subject to the protections provided by Section 8.4 herein, PUREBASE shall give to POCO and to POCO’s counsel, if any, accountants and other representatives full access during normal business hours throughout the period prior to the Closing, to all of PUREBASE’s properties, books, contracts, commitments, and records, including information concerning mineral leases and exploration rights, held by, or assigned to, PUREBASE, and furnish POCO during such period with all such information concerning PUREBASE’s affairs as POCO reasonably may request.

5.2
As to POCO.  Subject to the protections provided by Section 8.4 herein, POCO shall give to PUREBASE, the PUREBASE Stockholders and their counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of POCO’s properties, books, contracts, commitments, and records, if any, and shall furnish PUREBASE and the PUREBASE Stockholders during such period with all such information concerning POCO’s affairs as PUREBASE or the PUREBASE Stockholders reasonably may request.

SECTION VI
COVENANTS OF PUREBASE AND PUREBASE STOCKHOLDERS

6.1
No Solicitation.  For a period of forty-five (45) days from the date of this Agreement or until the Closing Date, PUREBASE and the PUREBASE Stockholders, to the extent within each Stockholder’s control, will use their best efforts to cause its officers, employees, agents and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or indirectly to solicit, encourage, or initiate any discussions with or to any person or entity other than POCO and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving PUREBASE, or any sale of any of its capital stock or of the capital stock held by such Stockholders in excess of fifty percent (50%) of such Stockholder’s current stock holdings except as otherwise disclosed in this Agreement.  PUREBASE will notify POCO immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing.  None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of PUREBASE’s business, or providing information to government authorities.

6.2
Conduct of Business Pending the Closing Date.  PUREBASE and the PUREBASE Stockholders, to the extent within each Stockholder’s control, covenant and agree with POCO that, prior to the consummation of the transaction called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless POCO shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, PUREBASE and the PUREBASE Stockholders, to the extent within each Stockholder’s control, will comply with each of the following prior to Closing:

(a)
Its business shall be conducted only in the ordinary and usual course.  PUREBASE shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify POCO of any event or occurrence which is material to, and not in the ordinary and usual course of business of, PUREBASE;

(b)
It shall not (i) amend its Articles of Incorporation or Bylaws or (ii) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property;

(c)
It shall not, except as described in Schedule 6.2(c), (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement;

(d)
It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice;

(e)
It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of POCO;

(f)
It shall not sell, lease, mortgage, encumber, license or otherwise dispose of or grant any interest in any of its assets or properties except for: (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement;

(g)	It shall not enter into any strategic alliance, joint development or joint venture arrangement or agreement except with the written approval of POCO;

(h)	It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subsections 6.2(a) through 6.2(g) above;

(i)
It will continue properly and promptly to file when due all tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it; and

(j)	It will comply with all laws and regulations applicable to it and its operations.

SECTION VII
COVENANTS OF POCO

7.1
No Solicitation.  For a period of forty-five (45) days from the date of this Agreement or until the Closing Date, POCO will not discuss or negotiate with any other corporation, firm or other person or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, and will conduct business only in the ordinary course.  Notwithstanding the foregoing, POCO shall be free to engage in activities mentioned in the preceding sentence which are designed to further the mutual interests of the parties to this Agreement.

7.2
Conduct of POCO Pending Closing.  POCO covenants and agrees with the PUREBASE Stockholders that, prior to the consummation of the transactions called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless the PUREBASE Stockholders shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, POCO will comply with each of the following prior to Closing:

(a)
No change will be made in POCO’s Articles of Incorporation or Bylaws or in POCO’s authorized or issued shares of stock, except as contemplated in this Agreement or as may be first approved in writing by the PUREBASE Stockholders;

(b)
No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in POCO, except as may be first approved in writing by the PUREBASE Stockholders;

(c)
POCO will use its best efforts to resolve any and all liabilities, obligations or commitments such that as of the Closing Date POCO shall have no liabilities, contingent or otherwise, then existing in excess of $1,000;

(d)	POCO shall promptly notify PUREBASE of any event or events that have had or could reasonably be expected to have a material adverse effect on POCOs or its business.

(e)	POCO will secure DWAC trading privileges for its Common Stock.

7.3
Registration and Listing.    POCO shall cause its Common Stock to comply in all respects with its reporting and filing obligations under the Exchange Act, and to not take any action or file any document (whether or not permitted by the Exchange Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act. POCO will take all action necessary to continue the listing or trading of its Common Stock on the OTCQB.

7.4	Compliance with Laws. POCO shall comply with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a material adverse effect.

7.5
Corporate Action to be Taken at the Closing.  POCO will obtain all necessary approvals relating to this Agreement and the transactions referred to herein; will issue the POCO Exchange Shares referred to in Section 1.2 above; and will appoint one new director as designated by the PUREBASE Board.

SECTION VIII
ADDITIONAL COVENANTS OF THE PARTIES

8.1
Cooperation.  The PUREBASE Stockholders, PUREBASE and POCO will cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in preparing and delivering all documents and instruments deemed reasonably necessary or useful by the other party.

8.2
Expenses.  Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

8.3
Publicity.  (a) Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (i) such approval shall not be unreasonably withheld, and (ii) such review and approval shall not be required of disclosures required to comply, in the judgment of PUREBASE’s or POCO’s legal counsel, with SEC or state securities or corporate laws or policies.

(b) After the Closing PUREBASE will take all steps necessary to prepare and file, within four business days of the Closing Date, a Form 8-K with the SEC. Such 8-K will include audited financial statements of PUREBASE and pro forma financial information reflecting the Reorganization.

8.4
Confidentiality.  While each party is obligated to provide access to and furnish information in accordance with Sections V herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature.  Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transactions contemplated by this Agreement.  The confidentiality provisions of this Section 8.4 shall survive the Closing or termination of the transactions contemplated herein. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.

8.5
Notification of Certain Matters.  PUREBASE shall give prompt notice to POCO, and POCO shall give prompt notice to PUREBASE, of (i) the occurrence or non-occurrence of any event, which is likely to cause any representation or warranty of PUREBASE or POCO, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of PUREBASE or POCO, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

8.6	OTCQB Listing. The POCO Common Stock shall continue to be listed on the OTCQB under the symbol “POCO.”

8.7
PUREBASE’s Accountants.  PUREBASE will use its commercially reasonable efforts to cause its management and its independent accountants to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by POCO to comply with applicable SEC regulations, (ii) the review of any PUREBASE interim financial statements and data, and (iii) the delivery of such representations from PUREBASE’s independent accountants as may be reasonably requested by POCO or its accountants in order for POCO’s accountants to render their audit report as to the consolidated financial statements of POCO and PUREBASE.

8.8
Additional Documents and Further Assurances.  Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

SECTION IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1
The representations, warranties and covenants of PUREBASE and the PUREBASE Stockholders contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement.  The representations, warranties and covenants of POCO and its Directors Mr. Dockter and Mr. Lam contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement.

SECTION X
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

10.1
Conditions to Obligations of the Parties.  The obligations of POCO, PUREBASE and the PUREBASE Stockholders under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Section II herein, and fulfillment, prior to Closing, of each of the following conditions:

(a)
All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect;

(b)
The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto;

(c)	Each party shall have received favorable opinions from the other party’s counsel on such matters in connection with the transactions contemplated by this Agreement as are reasonable;

(d)
Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course.  In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties;

(e)
Each party covenants that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement;

(f)
Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, proprietary rights and other instruments, rights and papers of all kinds in accordance with Section V hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation;

(g)
The issuance of the POCO Exchange Stock in the Reorganization shall be exempt from the registration requirement of the US securities laws and POCO shall have obtained all necessary US and State Blue Sky approvals or exemptions for the issuance of the POCO Exchange Stock required prior to the Closing Date;

(h)	POCO, PUREBASE and the PUREBASE Stockholders shall agree to indemnify each other party against any liability to any broker or finder to which that party is or may become obligated;

(i)	The Exchange shall be approved by the Boards of Directors of both PUREBASE and POCO;

(j)
POCO and PUREBASE and their respective legal counsel shall have received copies of all such certificates, opinions and other documents and instruments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and its legal counsel;

(k)
PUREBASE, the PUREBASE Stockholders and POCO shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition; and

(l)	PUREBASE, the PUREBASE Stockholders and POCO shall have made best efforts to structure the Exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code.

10.2	Conditions to Obligations of POCO. The obligations of POCO to consummate the transactions contemplated herein are subject to satisfaction (or waiver by it) of the following conditions:

(a)
All representations and warranties made by the PUREBASE Stockholders and PUREBASE in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date;

(b)
The PUREBASE Stockholders and PUREBASE shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing;

(c)
Each PUREBASE Stockholder acquiring POCO Exchange Stock will be required, at Closing, to submit an agreement confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of one year from the date of the Closing, except for those transfers falling within an exemption from registration under the Securities Act, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for POCO.  The foregoing provision shall not prohibit nor require the registration of those shares at any time following the Closing.  Each PUREBASE Stockholder acquiring Exchange Stock will be required to transfer to POCO at the Closing his/her respective PUREBASE Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed;

(d)	All schedules prepared by PUREBASE shall be current or updated as necessary as of the Closing Date;

(e)	PUREBASE shall have provided to POCO, as of a date within five (5) days prior to Closing, an update on any material change in the PUREBASE business or assets;

(f)
If PUREBASE Stockholders, who in the aggregate own five percent (5%) or more of the PUREBASE Shares, dissent from the proposed share exchange, or are unable or for any reason refuse to transfer any or all of their PUREBASE Shares to POCO in accordance with Section I of this Agreement, POCO, at its option, may terminate this Agreement;

(g)
There shall not have occurred any material adverse change in the business, assets (including intangible assets) financial condition or results of operations of PUREBASE since the date this Agreement is signed; and

(h)
POCO shall have completed its due diligence investigation of PUREBASE to POCO’s satisfaction, provided that no information or knowledge obtained in such investigation shall affect or be deemed to modify any representation or warranty of PUREBASE or the PUREBASE Stockholders contained herein.

10.3
Conditions to Obligation of PUREBASE and the PUREBASE Stockholders.  The obligations of PUREBASE and the PUREBASE Stockholders to consummate the transactions contemplated herein are subject to satisfaction (or waiver by them) of the following conditions:

(a)
All representations and warranties made by POCO in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date;

(b)	POCO shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing;

(c)
POCO shall have made available to the PUREBASE Stockholders through November 30, 2014, all financial statements prepared in accordance with generally accepted accounting principles and filed with the SEC and reviewed by independent accountants of POCO;

(d)	POCO shall, promptly after the Closing, change its name to “Purebase Mills, Inc.”;

(e)
There shall not have occurred any material adverse change in the business, assets (including intangible assets), liabilities, financial condition or results of operations of POCO since the date of the balance sheet. For purposes of this condition, a decline in the trading price of POCO’s Common Stock, whether occurring at any time or from time to time, as reported on the OTCQB or any other automated quotation system or exchange shall not constitute a material adverse change.

SECTION XI
TERMINATION, AMENDMENT, WAIVER

11.1
Termination.  This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of POCO, PUREBASE and the PUREBASE Stockholders, under Section 8.4 hereof:

(a)	By mutual agreement of POCO, PUREBASE and the PUREBASE Stockholders;

(b)
By POCO, if in its reasonable belief there has been a material misrepresentation or breach of warranty on the part of any PUREBASE Stockholder or PUREBASE in the representations and warranties set forth in this Agreement.

(c)
By a majority of the PUREBASE Stockholders (as measured by their equity interest) if, in the reasonable belief of any such Stockholders, there has been a material misrepresentation or breach of warranty on the part of POCO in the representations and warranties set forth in this Agreement;

(d)
By POCO if, in its opinion or that of its counsel, the Exchange Transaction does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in POCO’s opinion or that of its counsel, without unreasonable expense or effort;

(e)
By POCO or PUREBASE or by a majority of the PUREBASE Stockholders (as measured by their equity interest) if either party shall determine in its sole discretion that the Exchange Transaction has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any party;

(f)
By POCO if the business or assets or financial condition of PUREBASE, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by a majority of the PUREBASE Stockholders (as measured by their equity interest) if the business or assets or financial condition of POCO, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

(g)	By POCO if holders of five percent (5%) or more of the PUREBASE Capital Stock fail to tender their stock at the Closing of the Exchange Transaction;

(h)	By POCO if, in the opinion of POCO’s independent accountants, it should appear that the combined entity will not be auditable to SEC accounting standards;

(i)	By PUREBASE or the PUREBASE Stockholders if POCO fails to perform material conditions set forth in Sections 10.1 and 10.3 herein;

(j)	By POCO if PUREBASE or the PUREBASE Stockholders fail to perform material conditions set forth in Sections 10.1 and 10.2 herein;

(k)	By the PUREBASE or PUREBASE Stockholders if examination of POCO’s books and records pursuant to Section 4.13 herein uncovers a material deficiency; and

(l)	By POCO if examination of PUREBASE’s books and records pursuant to Section 3.18 herein uncovers a material deficiency.

11.2
Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of POCO, PUREBASE and the PUREBASE Stockholders, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 8.2, 8.3 and 8.4 and this Section XI and Section XII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

11.3	Amendment. No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by each party to this Agreement.

11.4
Waiver.  Neither this Agreement nor any provision herein may be waived except by an instrument in writing signed by all parties hereto.  No action taken by any party after the date hereof, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance by any other party with any representations, warranties, covenants or agreements contained in this Agreement.

SECTION XII
MISCELLANEOUS

12.1
Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof.

12.2	Binding Agreement.

(a)	This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties; and

(b)
Subject to the condition stated in Subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns.  This Agreement, in all of its particulars, shall be enforceable by the means set forth in Sections 12.8 and/or 12.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing.  In the event that Section 12.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys’ fees.

12.3	Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument.

12.4
Severability.  If any provisions hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.5
Assignability.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided that neither this Agreement nor any right hereunder shall be assignable by the PUREBASE Stockholders or POCO without prior written consent of the other party.

12.6	Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Nevada.

12.7
Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.8
Arbitration. Any dispute regarding the validity or terms of this Agreement, and any other disputes between these parties shall be resolved by a judicial arbitrator selected in accordance with the procedures of the American Arbitration Association in Carson City, Nevada, as the exclusive remedy for any such dispute.

12.9
Attorneys’ Fees.  If any party hereto commences proceedings to enforce the terms of this Agreement, then the party that prevails in such proceedings shall be entitled to recover its reasonable costs, including actual attorneys’ fees, from the other.

12.10
Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed or by electronic transmission, as follows:

To PUREBASE, INC.:

Scott Dockter, President
1 Yonge Street, Suite 1801
Toronto, ON M5E 1W7
Tel:  (530) 306-4479
Email: scottdockter@gmail.com

With a Copy to:

Roger Linn
Barnett & Linn
1478 Stone Point Drive, Suite 400
Roseville, CA 95661
Tel:  (916) 782-4404
Fax:  (916) 788-2850
Email: rlinn@linnlawcorp.com

To POCO:

Scott Dockter, CEO
1670 Sierra Avenue, Suite 402
Yuba City, CA  95993
Tel:  (530) 676-7873

With a Copy to:

Michael Kessler
1670 Sierra Avenue, Suite 402
Yuba City, CA  95993
Tel:  (530) 676-7873
Email: kesslersac@comcast.net

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

PORT OF CALL ONLINE, INC.

By:	/s/ A.Scott Dockter
A.Scott Dockter, President, CEO and Director

By:	/s/ Calvin Lam
Calvin Lam, Director

PUREBASE, INC.

By:	/s/ A.Scott Dockter
A.Scott Dockter, President

Principal Stockholders of PUREBASE , Inc.

/s/ Todd Gauer	/s/ John Bremer	/s/ Mike Renner
Baystreet Captial	John Bremer	Mike Renner
Todd Gauer, President

/s/ A.Scott Dockter	/s/ Kevin Wright	/s/ Mike Myrick
A.Scott Dockter	Kevin Wright	Mike Myrick

/s/ Madison Wright	/s/ Jennifer Wright	/s/ Annie Wright
Madison Wright	Jennifer Wright	Annie Wright

/s/ Aiden Wright	/s/ Roger and Estella Edwards
Aiden Wright	Roger and Estella Edwards

Exhibit A

Signing Stockholders of PUREBASE, INC.

Shareholder	Number of Shares	Percentage	Number of POCO Shares to be Received at Closing
John Bremer	20,052,750	43.8	20,052,750
Baystreet Capital	10,770,400	23.6	10,770,400
Scott Dockter	4,156,862	9.0	4,156,862
Kevin Wright	3,486,400	7.6	3,486,400
Jennifer Wright	2,000,000	4.4	2,000,000
Mike Renner	1,000,000	2.2	1,000,000
Annie Wright	500,000	1.1	500,000
Aiden Wright	500,000	1.1	500,000
Madison Wright	500,000	1.1	500,000
Mike Myrick	442,500	1.0	442,500
Roger and Estella Edwards	300,500	0.6	300,500
	43,709,412	95.5%	43,709,412

Exhibit  B

MINUTES OF MEETING OF THE
BOARD OF DIRECTORS OF
PUREBASE, INC.

A telephonic meeting of the Board of Directors (the “Board”) of Purebase, Inc. (the “Corporation”) was held on December 22, 2014. Attending the meeting in person or by phone were Scott Dockter, Kevin Wright and Todd Gauer, comprising all of the Directors of the Company, each of whom waived notice of the meeting. Due to Scott Dockter’s officer/Director position with Port of Call Online, Inc., he abstained from voting on Resolution #1.

1.	Consent to Proposed Reorganization with Port of Call Online, Inc.

WHEREAS, certain stockholders of the Corporation have entered into negotiations with Port of Call Online, Inc., a public company (“POCO”) whereby the Corporation’s stockholders would exchange all of their issued and outstanding capital stock of the Corporation for 45,817,802 shares of POCO’s common stock, which will represent approximately 65% of the then outstanding shares of POCO; and

WHEREAS, a Plan and Agreement of Reorganization (the “Reorganization Agreement”) has been prepared (a draft of which is attached hereto as Exhibit A) which contains terms consistent with the negotiations of the parties in which the Corporation is required to give various warranties and representations to POCO;

WHEREAS, upon consummation of the Reorganization, the Corporation would become a wholly-owned subsidiary of POCO and the Corporation’s stockholders would become the majority stockholders of POCO; and

WHEREAS, it is in the Corporation’s best interests to approve the terms and consummation and execution of the Reorganization Agreement on behalf of the Corporation. Accordingly, it is:

RESOLVED, that the terms and conditions of the stock exchange as set forth in the Reorganization Agreement be, and the same are hereby approved, ratified and confirmed, and the President and Secretary of the Corporation are authorized to execute the same on behalf of the Corporation;

2.	Approval of Draft Audited Financial Statements

WHEREAS, the Board has been presented with draft audited financial statements as prepared by the accounting firm of Rose, Snyder & Jacobs and a Management Representation Letter (attached as Exhibits B and C). Accordingly, it is:

RESOLVED, that the draft audited financial statements for the Corporation as of November 30, 2014 are hereby approved;

RESOLVED FURTHER, that the President of the Corporation is hereby authorized to sign the Management Representation Letter from Rose, Snyder & Jacobs on behalf of the Corporation.

RESOLVED FURTHER, that the officers and Directors of the Corporation are hereby authorized to take any and all actions necessary to carry out the foregoing resolutions.

There being no further business a motion was made, seconded and unanimously carried, to terminate the meeting.

/s/ Amy Clemens
Amy Clemens, Secretary

Exhibit  C

ACTION BY
UNANIMOUS WRITTEN CONSENT
OF BOARD OF DIRECTORS
OF
PORT OF CALL ONLINE, INC.

The undersigned  being all of the Directors of Port of Call Online, Inc. (the “Corporation”), pursuant to the authority to act without a meeting in accordance with Section 78.315 of the Nevada Revised Statutes, hereby consent to the following actions adopt the following resolutions by unanimous written consent without a meeting:

1.	Approval of Plan and Agreement of Reorganization with Steele Resource, Inc.

WHEREAS, the Board has reviewed the Plan and Agreement of Reorganization pursuant to which the Corporation would exchange stock with the stockholders of Purebase, Inc. (“Purebase”) whereby the Corporation will acquire all or at least 95% of the outstanding stock of Purebase from the Purebase Stockholders in exchange for the Corporation’s stock resulting in Purebase becoming a wholly-owned or majority-owned subsidiary of the Corporation (a copy of which is attached hereto); and

WHEREAS, this Reorganization would fundamentally change the core business of the Corporation from providing web-based services to boaters to the exploration of properties primarily in California and Nevada for the purpose of identifying commercially viable deposits of natural mineral resources such as Pozzolan and Silica; and

WHEREAS, the Board believes it is in the best interests of the Corporation to enter into the Plan and Agreement of Reorganization with Purebase and certain stockholders of Purebase and effect the transactions contemplated therein. Accordingly, it is:

RESOLVED, that the Corporation is hereby authorized to enter into and execute the Plan and Agreement of Reorganization between the Corporation and Purebase and certain stockholders of Purebase substantially in the form attached hereto and any related documents and agreements deemed necessary and appropriate to carry out the reorganization transaction;

RESOLVED FURTHER, that the Corporation hereby reserves up to 45,817,802 shares of its Common Stock for issuance in accordance with the terms of the Reorganization Agreement, which shares shall be issued as “restricted securities” pursuant to exemption from registration; and

RESOLVED FURTHER, that the officers and directors of the Corporation are hereby authorized to take any and all actions necessary to carry out the foregoing resolutions, including but not limited to entering into and executing any documents required in connection with the Reorganization with Purebase and Purebase Stockholders.

2.	Change in number of Directors and Proposed Appointment of one new Director

WHEREAS, in light of the Reorganization and the new line of business to be pursued by the Corporation, it is deemed appropriate to notice and carry out an expansion of the Board membership from two to three and appointment of one new Director; and

WHEREAS, the Board wishes to increase the number of Directors from 2 to 3. Accordingly, it is:

RESOLVED, that pursuant to Article II, Section 1(d) of the Bylaws, the Board hereby approves the expansion of the Board from two Directors to three Directors to be effective upon the Closing;

RESOLVED FURTHER, that the Directors hereby appoint John Bremer to be a Director of the Corporation effective upon the Closing of the Reorganization transaction and to serve until the next annual meeting of shareholders; and

RESOLVED FURTHER, that the officers and Directors of the Corporation are hereby authorized to take any and all actions necessary to carry out the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned representing all of the Directors of the Corporation have executed this action by the Board of Directors to be effective as of December 22, 2014.

/s/ A.Scott Dockter	/s/ Calvin Lim
A.Scott Dockter, Director	Calvin Lim, Director

Schedule 3.9

Purebase and US Agricultural Minerals, LLC along with certain principals of those entities were named as defendants in a Complaint filed in the Second Judicial District Court in Washoe County, Nevada (Case # CV14 01348) on June 23, 2014. The Complaint was filed by Madelaine and Edwin Durand alleging various causes of action including breach of contract and misrepresentations by various defendants and certain principals of Purebase and USAM. The substance of the Complaint involves the alleged breach and other wrongful acts pertaining to a Mineral Lease Contract and a Non-Disclosure, Confidentiality and Non-Compete Agreement entered into between the Plaintiffs and the Defendants. On September 11, 2014 a Motion to Dismiss was filed on behalf of all Defendants and is pending awaiting determination by the Court.

Schedule 3.11

During the year ended November 30, 2014 Scott Dockter, CEO, was paid consulting fees of $14,500/month and  Amy Clemens, CFO, was paid consulting fees of $6,000/month.

Purebase entered into a Consulting Agreement with Baystreet Capital Corp. to provide investor relations and other services as requested by Purebase. The Consulting Agreement will continue until terminated by one or both parties. Todd Gauer is a principal of Baystreet Capital and is a shareholder, officer and director of Purebase. During the year ended November 30, 2014, Baystreet Capital was paid consulting fees of $38,000.

Purebase entered into a Consulting Agreement with JAAM Capital Corp. to provide business development and marketing services as requested by Purebase. The Consulting Agreement will continue until terminated by one or both parties. Kevin Wright is a principal of JAAM Capital and is a shareholder,officer and director of Purebase. During the year ended November 30, 2014, JAAM Capital was paid consulting fees of $10,000.

Schedule 3.13

Purebase’s initial project consists of 50 Placer Mining Claims covering approximately 1,145 acres of property owned by the Bureau of Land Management (“BLM”) and consisting of claims “USMC 1“ thru “USMC 50” and referred to as the “Long Valley Project”. These claims were registered with the BLM on September 10, 2013 and October 31, 2013 and allows Purebase the right to conduct thorough mineral exploration and extraction. Such project development will be subject to typical notification to the BLM and the California Environmental Protection Agency and the posting of remediation bonds as the development process continues. The property is located in the eastern part of Lassen County, California. Scott Dockter performed the property staking, and all Claims are recorded in the name of Scott Dockter or Scott Dockter and Teresa Dockter. Pursuant to an Assignment Agreement dated July 30, 2014 Scott Dockter and/or Scott Dockter and Teresa Dockter assigned claims “USMC 1“ thru “USMC 50” to Purebase in exchange for Purebase common stock.

There are no liens or encumbrances currently existing on the Long Valley Project.

Schedule 3.14

NONE.

Schedule 3.16

Permits

Purebase does not have or need any Permits to explore the Long Valley Project staked property unless and until ground disturbance is contemplated. Purebase believes that it will be able to obtain all permits necessary to allow the development and extraction of minerals from the property.

The Snow White Mine property is covered by a Conditional Use Permit allowing the mining of the property and a Plan of Operation and Reclamation Plan has been approved by San Bernardino County and the US Bureau of Land Management (“BLM”).

The property covering approximately 2,500 acres of land located in Esmeralda County, NV is covered by a Federal Mineral Preference Rights Lease granted by the BLM.

Schedule 4.3

Port of Call Online, Inc. has no outstanding warrants, options or convertible debt.

Schedule 4.10

On November 28, 2014 US Mining and Minerals Corporation entered into a Purchase Agreement in which US Mining and Minerals Corp. agreed to sell its fee simple property interest and certain mining claims to US Mine Corp. On December 1, 2014, US Mine Corp assigned its rights and obligations under the Purchase Agreement to POCO pursuant to an Assignment of Purchase Agreement. As a result of the Assignment, POCO assumed the purchaser position under the Purchase Agreement. The Purchase Agreement involves the sale of approximately 280 acres of mining property containing 5 placer mining claims known as the Snow White Mine. The Snow White Mine property is located near Barstow, California in San Bernardino County. The property is covered by a Conditional Use Permit allowing the mining of the property and a Plan of Operation and Reclamation Plan has been approved by San Bernardino County and the US Bureau of Land Management. This Purchase Agreement is subject to  receipt of Releases of Mineral Rights from BNSF Railway Company and Newmont Mining Company. The Purchase Agreement is set to close on or before January 14, 2015.

Schedule 4.11

The following liabilities will exist for Port of Call Online, Inc. as of the Closing Date: NONE

Schedule 4.18

Island Stock Transfer

100 Second Avenue South, Suite 705S

Saint Petersburg, FL  33701

Phone: 727-289-0010

Fax: 727-289-0069

Contact: Ervin Haskaj

Schedule 6.2(c)

As of November 30, 2014, Purebase has outstanding warrants to purchase 162,802 shares of Purebase common stock with an exercise price of $6.00/share. The warrants expire on November 20, 2015. Other than these warrants Purebase has no intention, plan or commitment to issue any additional shares of its common stock.